EXHIBIT 10(h)

ACXIOM CORPORATION
EXECUTIVE OFFICER
FY 2011 CASH INCENTIVE PLAN

The Acxiom Corporation Executive Officer FY 2011 Cash Incentive Plan (the “Plan”) has been established by Acxiom Corporation (the “Company”) pursuant to the 2010 Executive Cash Incentive Plan of Acxiom Corporation (the “2010 Plan”) in order to encourage outstanding performance from its executive officers.  Subject to applicable law, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any award shall be within the sole discretion of the Compensation Committee (the “Committee”), may be made at any time and shall be final, conclusive and binding upon all persons. Designations, determinations, interpretations, and other decisions made by the Committee with respect to the Plan or any Award need not be uniform and may be made selectively among Participants, whether or not such Participants are similarly situated.  Awards made pursuant to the Plan to Covered Officers are intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code and the Regulations promulgated thereunder and this Plan shall be interpreted accordingly.  Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the 2010 Plan.

Participation

All officers of the Company who have been designated by the Committee as “executive officers” of the Company during the Company’s 2011 fiscal year (the “Fiscal Year”) are eligible to receive an award pursuant to the Plan.

Incentive Calculation and Payment of Awards

Awards shall be calculated based on the financial results for the Fiscal Year and shall be paid within two and one-half months following the end of each Fiscal Year.  Each Covered Officer of the Company shall be eligible for an Award of up to 200% of such officer’s target incentive (the “Maximum Opportunity”) in the event the performance target set forth on Schedule A attached hereto (the “Threshold Target”) is attained; provided, that the Maximum Opportunity of a Covered Officer shall not exceed the maximum cash amount set forth in Section 5(c) of the 2010 Plan.  The Committee shall determine the actual amount of an Award to each Covered Officer by reducing the Maximum Opportunity of such Covered Officer by applying the performance criteria set forth on Schedule B.  The Committee will make Awards to other Participants pursuant to this Plan based on the satisfaction of the performance criteria set forth on Schedule B hereto.

The targets for the performance criteria set forth on Schedule B, as well as the target incentive of each Participant, shall be determined by the Committee in its discretion within the first ninety (90) days of the Fiscal Year.  The Committee shall determine whether and to what extent each performance or other goal has been met.  Awards pursuant to the Plan will be paid solely in cash. Except as the Committee may otherwise determine in its sole and absolute discretion, termination of a Participant’s employment prior to the end of the Fiscal Year will result in the forfeiture of the Award by the Participant, and no payments shall be made with respect thereto.  Following the Fiscal Year, the Committee shall certify, in writing, whether the applicable performance targets have been achieved and the amounts, if any, payable to each Covered Officer for the Fiscal Year.

This Program is not a “qualified” plan for federal income tax purposes, and any payments are subject to applicable tax withholding requirements.

Adjustments for Unusual or Nonrecurring Events

In addition to any adjustments enumerated in the definition of the performance goals set forth on Schedule A hereto, the Committee is hereby authorized to make adjustments in the terms and conditions of, and the criteria included in, awards in recognition of unusual or nonrecurring events affecting any Participant, the Company, or any subsidiary or affiliate, or the financial statements of the Company or of any subsidiary or affiliate; in the event of changes in applicable laws, regulations or accounting principles; or in the event the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Program. The Committee is also authorized to adjust performance targets or awards downward to avoid unwarranted windfalls.  Notwithstanding the foregoing, the Committee shall not make any adjustments to the Plan that would prevent any Awards made to Covered Officers from qualifying as “performance-based compensation” pursuant to Section 162(m) of the Code.

Other Provisions
No Right to Employment

The grant of an award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any subsidiary or affiliate.

No Trust or Fund Created

Neither the Plan nor any award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any subsidiary or affiliate and a Participant or any other person. To the extent that any person acquires a right to receive payments from the Company or any subsidiary or affiliate pursuant to an award, such right shall be no greater than the right of any unsecured general creditor of the Company or any subsidiary or affiliate.

No Rights to Awards

No person shall have any claim to be granted any award and there is no obligation for uniformity of treatment among Participants. The terms and conditions of awards, if any, need not be the same with respect to each Participant. The Company reserves the right to terminate the Plan at any time in the Company’s sole discretion.

Section 409A of the Internal Revenue Code

This Plan is intended to comply with Section 409A of the Code and will be interpreted in a manner intended to comply with Section 409A of the Code.

Interpretation and Governing Law

This Plan shall be governed by and interpreted and construed in accordance with the laws of the State of Delaware, without reference to principles of conflicts or choices of laws. In the event the terms of this Plan are inconsistent with the terms of any written employment agreement between a Participant and the Company, the terms of such written employment agreement shall govern the Participant’s participation in the Plan.

Schedule A

2011 Threshold Target

Performance Measure	Target

Covered Officers
Operating Income1	$118,500,000

SVP-Global Sales2
Total Contract Value Revenue	TBD TBD

1For purposes of this target, operating income means the Company’s operating income for the Fiscal Year as reflected on its financial accounting statements less any net income (or expense) attributable to any of the following: (i) litigation or claim judgments or settlements, (ii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (iii) accruals for reorganizations or restructuring programs, and (iv) Board-approved acquisitions of significant assets or businesses.

2The SVP-Global Sales will be eligible for 60% of his Maximum Opportunity if the Operating Income target listed above is achieved, 30% of his Maximum Opportunity if the Total Contract Value target listed above is achieved, 10% of his Maximum Opportunity if the Revenue target listed above is achieved and 100% of his Maximum Opportunity if all performance targets are achieved, subject to adjustment as set forth in Schedule B.

Schedule B

General Schedule – Company Component

Performance Goal	Weighting	Target

Revenue	40%	TBD
Operating Income	30%	TBD
Free Cash Flow to Equity	30%	TBD

Awards to SVP-Global Sales

Performance Goal	Weighting	Target

Company Component	60%	TBD
Total Contract Value	30%	TBD
Revenue	10%	TBD

2011 Cash Incentive Opportunities

The Committee shall assign to each Participant annual award opportunities, expressed as a dollar amount, based on the level of performance achieved under the targets set by the Committee by resolution.

The Committee, at its discretion, may increase or decrease a Participant’s Award up to 20% of the amount otherwise determined by actual performance described above based on an individual performance evaluation; provided, that the total Award shall not exceed the stated maximum for any Participant.  For example, if a Participant’s maximum bonus is $150,000, and actual performance is achieved at that level, application of the individual modifier may not further increase (but may decrease) the bonus payable.  The amount of any such adjustment shall be based upon the Participant’s performance against the Participant’s individual personal performance objectives.

Notwithstanding the foregoing, no Award to a Covered Officer shall exceed such Covered Officer’s Maximum Opportunity.